***Text Omitted and Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

LICENSE AGREEMENT
This License Agreement (the “Agreement”) is entered into as of May 30, 2014 (the “Effective Date”), by and between BioSciences Acquisition Company, a Delaware corporation (“Purchaser”), with its principal place of business at 360 Post Street, Suite 601, San Francisco, California 94108, and Sequenom, Inc., a Delaware corporation (“Sequenom”), with its principal place of business at 3595 John Hopkins Court, San Diego, California 92121.
Whereas, Sequenom and Purchaser have entered into that certain Stock and Asset Purchase Agreement dated as of May 30, 2014 (as may be amended in accordance with its terms, the “Purchase Agreement”), pursuant to which, among other things, Sequenom sold to Purchaser, and Purchaser purchased from Sequenom, all of Sequenom’s assets, properties and rights used primarily in the Business (as defined below), including Sequenom’s equity interests in certain of its subsidiaries engaged in the Business, as further described in the Purchase Agreement;
Whereas, in connection with the Purchase Agreement, Purchaser desires to grant to Sequenom, and Sequenom desires to obtain from Purchaser, a non-exclusive, royalty-free, irrevocable license under the Licensed-Back Acquired Intellectual Property in the Sequenom Field (each as defined below), on the terms and subject to the conditions set forth in this Agreement;
Whereas, in connection with the Purchase Agreement, Sequenom desires to grant to Purchaser, and Purchaser desires to obtain from Sequenom, a non-exclusive, royalty-free, irrevocable license under the Sequenom Licensed Intellectual Property (as defined below) in connection with the operation of the Business, on the terms and subject to the conditions set forth in this Agreement; and
Whereas, the Purchase Agreement requires, as a condition to each party’s obligation to consummate the transactions contemplated by the Purchase Agreement, that the other party execute and deliver this Agreement, and the execution and delivery of this Agreement is a material inducement for each party to enter into the Purchase Agreement and consummate the transactions contemplated thereby.
Now, Therefore, in consideration of the mutual covenants and promises hereinafter set forth, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

Article 1
Article 2
Article 3Definitions
1.“Acquired Intellectual Property” has the same meaning as set forth in the Purchase Agreement.
2.“Affiliate” means any entity that directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. For the purpose of this definition, “control” means ownership, directly or through one or more entities, of greater than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the shares of stock or other equity interests entitled to vote for the election of directors, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

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3.“Business” has the same meaning as set forth in the Purchase Agreement.
4. “Business Product” has the same meaning as set forth in the Purchase Agreement.
5.“Code” shall have the meaning set forth in Section 7.6.
6.“Confidential Information” shall mean, subject to the exceptions set forth in Section 4.2, all information regarding a party’s technology, products or business that such party discloses or makes available to the other party under this Agreement, whether in oral, written, graphic, electronic or other form. For clarification, all Licensed-Back Acquired Intellectual Property shall be the Confidential Information of Purchaser, and all Sequenom Licensed Intellectual Property shall be the Confidential Information of Sequenom. The terms and conditions of this Agreement shall be considered Confidential Information of both parties.
7.“Intellectual Property” has the same meaning as set forth in the Purchase Agreement.
8.“Licensed-Back Acquired Intellectual Property” means the Acquired Intellectual Property excluding any trademarks, service marks, trade names or domain names.
9.“Licensed Intellectual Property” has the same meaning as set forth in the Purchase Agreement.
10.“LDTs” means laboratory developed in vitro diagnostic tests developed and offered pursuant to The Clinical Laboratory Improvement Amendments (CLIA) program.
11.“Losses” shall have the meaning set forth in Section 6.1.
12.“Non-Competition and Non-Solicitation Agreement” means that certain Non-Competition and Non-Solicitation Agreement, of even date herewith, by and between Sequenom and Purchaser, as may be amended in accordance with its terms.
13.“Patents” has the same meaning as set forth in the Purchase Agreement.
14.“SCMM” shall mean Sequenom Center for Molecular Medicine, LLC d/b/a/ Sequenom Laboratories, and any successor thereto.

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15.“Sequenom Field” means any and all diagnostic and prognostic uses comprising the manufacture, performance, use, offer for sale, sale and/or import of LDTs solely for use in and within the operation of the Sequenom Laboratories Business, including all uses in connection with the research, development and commercialization of LDTs. For the avoidance of doubt, the Sequenom Field shall include the sale of laboratory testing services and results thereof, but shall not include the sale of any physical products to a Third Party. For purposes of the foregoing sentence, any sale or other transfer of products among Sequenom and its Affiliates shall not constitute sale of physical products to a Third Party.
16.“Sequenom Laboratories Business” means Sequenom’s business comprising diagnostic and prognostic in-house testing services utilizing molecular based LDTs, provided through Sequenom and its Affiliates, including SCMM, including, without limitation, testing services utilizing the MaterniT21™ PLUS, VisibiliT, HerediT™ CF, RetnaGene™ AMD and SensiGene® RHD laboratory developed tests.
17.“Sequenom Licensed Intellectual Property” means any Intellectual Property owned by Sequenom or an Affiliate as of the Effective Date (excluding the Acquired Intellectual Property and the Licensed Intellectual Property) that: (i) is used currently by Sequenom and its Affiliates in the Business, (ii) was used by Sequenom and its Affiliates in the Business at any time in the five year period prior to the Effective Date, or (iii) […***…]. For the avoidance of doubt, Sequenom Licensed Intellectual Property shall not include any in-licensed Intellectual Property and/or any Intellectual Property claiming methods or compositions for use in non-invasive testing for prenatal fetal diagnosis of genetic alterations (including but not limited to aneuploidy, copy number variants, and point mutations).
18.“Supply Agreement” means that certain Supply Agreement, of even date herewith, by and between Sequenom and Purchaser, as may be amended in accordance with its terms.
19. “Term” shall have the meaning set forth in Section 7.1.

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20.“Third Party” means any person or entity other than Purchaser and its Affiliates or Sequenom and its Affiliates.
Article 4
Article 5
Article 6Grants of Rights; Limitations
License Grant to Sequenom under the Licensed-Back Acquired Intellectual Property. Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Sequenom and its Affiliates, during the term of this Agreement, a worldwide, non-exclusive, royalty-free, fully-paid, license, without the right to sublicense, under the Licensed-Back Acquired Intellectual Property to use products, including Business Products, and to perform services, in each case solely in the Sequenom Field, and for no other purpose. The exercise by Sequenom and its Affiliates under the license granted under this Section 2.1 shall be strictly inconformance with the obligations and restrictions on Sequenom and its Affiliates under the Non-Competition and Non-Solicitation Agreement. This license grant to Sequenom is expressly subject to and limited by any agreement existing as of the Effective Date that restricts Purchaser’s right or ability to grant a license under the Licensed-Back Acquired Intellectual Property, including but not limited to […***…]
1.License Grant to Purchaser under Sequenom Licensed Intellectual Property. Subject to the terms and conditions of this Agreement, Sequenom hereby grants to Purchaser and its Affiliates, during the term of this Agreement, a worldwide, non-exclusive, royalty-free, fully-paid license, without the right to sublicense, under the Sequenom Licensed Intellectual Property to make, have made, use, sell, have sold, offer for sale and import products, including Business Products, and perform services, in each case solely in the operation of the Business as conducted by Sequenom and its Affiliates as of the Effective Date, as conducted by Sequenom and its Affiliates at any time within the five year period prior to the Effective Date, or […***…], and for no other purpose.
2.Retained Rights; Limitations. Except as provided in this Article 2, Sequenom retains all rights under the Sequenom Licensed Intellectual Property, and Purchaser retains all rights under the Acquired Intellectual Property (including without limitation the Licensed-Back Acquired Intellectual Property). No right or license under any Intellectual Property is granted or shall be granted by implication by either party. Sequenom agrees not to practice the Licensed-Back Acquired Intellectual Property except in accordance with the license granted to it under Section 2.1. Purchaser agrees not to practice the Sequenom Licensed Intellectual Property except in accordance with the license granted to it under Section 2.2.
Article 7
Article 8
Article 9Intellectual Property Rights
1.Filing, Prosecution, Maintenance and Enforcement of Patents.
(a)Patents within the Sequenom Licensed Intellectual Property. As between Purchaser and Sequenom, Sequenom shall have the sole right, but not the obligation, in its sole discretion and at its sole expense, for filing, prosecuting, maintaining, defending and enforcing any Patents within the Sequenom Licensed Intellectual Property.
(b)Patents within the Licensed-Back Acquired Intellectual Property. As between Purchaser and Sequenom, Purchaser shall have the sole right, but not the obligation, in its sole discretion and at its sole expense, for filing, prosecuting, maintaining, defending and enforcing any Patents within the Licensed-Back Acquired Intellectual Property.
Infringement of Third Party Rights. Sequenom and Purchaser shall make reasonable efforts to promptly notify the other in writing of any allegation by a Third Party that    5.
the exercise of the rights granted to the other party hereunder infringes or may infringe the Patents or other intellectual property rights of such Third Party.

Article 10
Article 11

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Article 12Confidentiality
1.Confidentiality. Each party agrees that, during the Term and for a period of five years thereafter, such party will protect and hold the other party’s Confidential Information in trust and confidence, that it will not use such Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any Third Party without first obtaining the other party’s express written consent on a case-by-case basis.
2.Exceptions. Confidential Information of a disclosing party shall not include information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no breach of this Agreement by the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information from the disclosing party, as evidenced by its written records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently developed by the receiving party without the use of or reference to Confidential Information received from the disclosing party, as evidenced by the receiving party’s written records.
3.Permitted Disclosure. Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances: (a) to obtain and maintain regulatory approvals with respect to a party’s products; (b) complying with applicable court orders or applicable laws, rules or regulations; (c) disclosure to a party’s Affiliates and its and their contractors, consultants, agents, advisors, directors, officers and employees, provided that Confidential Information so disclosed shall remain subject to this Article 4; and (d) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents; provided, however, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use. In addition, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to the preceding clause (b), it will, except where not reasonably practical, give reasonable advance notice to the other party of such disclosure and, at the other party’s request and expense, cooperate with the other party’s efforts to secure confidential treatment of such information. The parties agree to consult in good faith in connection with the filing of this Agreement, including redaction of certain provisions of this Agreement, with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a party or its Affiliate are traded; provided, that if the parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing party in consultation with its legal counsel.
4.Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary relief would not may be a sufficient remedy for any breach of this Article 4. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 4.
Article 13
Article 14
Article 15Representations; Warranties; Covenant; Disclaimers
1.Organization; Good Standing. Each party hereby represents to the other party on the Effective Date that it:
(a)is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or partnership, as applicable,
(b)is qualified to do business and in good standing in each jurisdiction in which the performance of its obligations hereunder requires such qualification, and

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(c)has all requisite power and authority, corporate or otherwise, and the legal right to conduct its business as now being conducted, to execute, deliver and perform its obligations under this Agreement.
2.Binding Obligation; Due Authorization; No Conflict. Each party hereby represents to the other party on the Effective Date that this Agreement is a legal and valid obligation binding upon its execution and enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement by such party have been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such party has been duly authorized to do so by all requisite corporate actions and do not and will not (a) conflict with, or constitute a material breach or violation of, any agreement, instrument, understanding, oral or written, to which it is a party or by which it may be bound, and any judgment of any court or governmental body applicable to such a party, or (b) violate any law, decree, order, rule or regulation of any court, governmental body or administrative or other agency having authority over it.
3.Disclaimers. Each party hereby acknowledges that the Licensed-Back Acquired Intellectual Property, the Sequenom Licensed Intellectual Property and any related materials provided or licensed hereunder are provided “AS IS”, without warranties, and neither party shall accept any liability in connection with their use, storage and disposal by the other party, except for any such liability with respect to a party’s indemnification obligations in Article 6, below. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT NO WARRANTY IS MADE REGARDING THE UTILITY OF ANY INFORMATION, MATERIALS OR TECHNOLOGY LICENSED HEREUNDER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE VALIDITY OR SCOPE OF PATENTS AND PATENT CLAIMS, ISSUED AND PENDING, PROTECTING ITS TECHNOLOGY OR THAT ANY TECHNOLOGY WILL BE FREE FROM INFRINGEMENT OF PATENTS OR PROPRIETARY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENTS.
Article 16
Article 17
Article 18Indemnification
1.Indemnification by Sequenom. Sequenom hereby agrees to save, defend, indemnify and hold harmless Purchaser and its officers, limited partners, employees, consultants and agents (“Purchaser Indemnitees”) from and against any and all losses, damages, settlements, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such Purchaser Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder to Sequenom; (b) the material breach by Sequenom of any representation, warranty, covenant or agreement made by it under this Agreement; or (c) the gross negligence or willful misconduct of any of the Sequenom Indemnitees (as defined below); except, in each case, to the extent such Losses result directly from (i) the material breach by Purchaser of any representation, warranty, covenant or agreement made by it under this Agreement, or (ii) the gross negligence or willful misconduct of any Purchaser Indemnitee.
2.Indemnification by Purchaser. Purchaser hereby agrees to save, defend, indemnify and hold harmless Sequenom and its Affiliates and its and their officers, directors, employees, consultants, contractors and agents (“Sequenom Indemnitees”) from and against any and all Losses to which any such Sequenom Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) any injury or death of persons or damage to

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property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder to Purchaser; (b) the material breach by Supplier of any representation, warranty, covenant or agreement made by it under this Agreement; or (b) the gross negligence or willful misconduct of any Supplier Indemnitee; except, in each case, to the extent such Losses result directly from the material breach by Sequenom of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any Sequenom Indemnitee.
3.General Conditions of Indemnification. Each party’s agreement to indemnify, defend and hold the other party harmless is conditioned on the indemnified party (a) providing prompt written notice to the indemnifying party of any claim for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (c) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the indemnifying party’s written consent, which shall not be unreasonably withheld.
4.Insurance. Each party agrees to maintain a liability insurance program which is consistent with sound business practice and reasonable in light of its obligations under this Agreement.
Article 19
Article 20
Article 21Term; Termination
1.Term. The term of this Agreement and the licenses granted hereunder shall commence on the Effective Date and continue in effect until terminated pursuant to Section 7.2 or 7.3 below.
2.Material Breach. Each party shall have the right to terminate this Agreement upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within 90 days after notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such 90-day period unless the breaching party has cured such breach prior to the end of such period.
3.Termination by Mutual Consent. This Agreement may be terminated at any time by mutual written agreement of the parties.
4.Disposition of Confidential Information. In the event of termination of this Agreement, except to the extent that a party retains a license from the other party under this Agreement following such termination or expiration, the parties shall return or destroy all Confidential Information of the other party within 30 days after such termination; provided, however, that each party may retain one copy of such Confidential Information for record keeping purposes subject to a continuing obligation of confidentiality under Article 4.
5.Effect of Termination. Upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate except as provided in this Section 7.5. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. The provisions of Articles 4, 6 and 8 and Sections 5.3, 7.4, 7.5 and 7.6 shall survive the termination of this Agreement. Termination of this Agreement shall not limit any rights and remedies of the parties. Termination of this Agreement shall not limit any rights or remedies of the parties.
6.Rights Upon Bankruptcy. All rights and licenses granted to either party under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (collectively, the “Code”), licenses of rights to be “intellectual property” as defined under the Code. If a case is commenced during the Term by or against a party under the Code then, unless and until this Agreement is rejected as provided in the Code, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If a case is commenced during the Term by or against a party under the Code, this Agreement is rejected as provided in the Code and the other party elects to retain its rights hereunder as provided in the Code, then the party against whom the case is commenced (in any

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capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other party copies of such intellectual property and all embodiments thereof necessary for the other party to maintain and enjoy its rights under the terms of this Agreement promptly upon the other party’s written request therefor. All rights, powers and remedies of the other party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Code) in the event of the commencement of a case by or against the other party under the Code.
Article 22
Article 23
Article 24Miscellaneous
1.Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of San Diego in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the County of San Diego in the State of California; and (c) each of the parties irrevocably waives the right to trial by jury.
2.Third Party Beneficiaries. Except as provided in Article 6 with respect to Indemnitees, nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
3.Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either party to any Third Party without the prior written consent of the other party; except that either party may assign or otherwise transfer this Agreement without the consent of the other party to an entity that acquires all or substantially all of the business or assets of the assigning party relating to the subject matter relating to this Agreement, whether by merger, acquisition or otherwise, provided that intellectual property that is owned or held by the acquiring entity (if other than one of the parties to this Agreement) shall not be included in the intellectual property subject to this Agreement. Upon assignment, the rights and obligations under this Agreement shall be binding upon and inure to the benefit of said purchaser or successor in interest. Any assignment of this Agreement in contravention of this Section 8.3 shall be null and void.
Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, overnight courier or     10.    ***Confidential Treatment Requested
confirmed facsimile or electronic mail (email) transmission to the following addresses or facsimile numbers:

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If to Licensee:	If to Sequenom:
BioSciences Acquisition Company	Sequenom, Inc.
360 Post Street, Suite 601 San Francisco, California 94108 United States of America	3595 John Hopkins Court San Diego, California 92121 United States of America
Attention: Chief Administrative Officer	Attention: Legal Department
Tel: […***…] Fax: […***…]	Tel: […***…] Fax: […***…]
E-mail: […***…]	E-mail: [...***...]
with a copy to (which shall not constitute notice):	with a copy to (which shall not constitute notice):
Orrick, Herrington & Sutcliffe LLP	Cooley LLP
The Orrick Building	4401 Eastgate Mall
405 Howard Street San Francisco, California 94105-2669	San Diego, California 92121
Attention: John F. Seegal	Attention: L. Kay Chandler
Tel: […***…]	Tel: [...***…]
Fax: […***…]	Fax: […***…]
E-mail: […***…]	E-mail: […***…]
Either party may change its designated address, facsimile number, or e-mail address by notice to the other party in the manner provided in this Section 8.4.
4.Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or OHSUSA:757976435.2     12
11.
unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
5.Relationship of Parties. It is expressly agreed that Sequenom and Purchaser shall be independent contractors and that nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

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6.Entire Agreement. This Agreement, together with the Purchase Agreement and any documents, agreements and instruments executed and delivered pursuant to the Purchase Agreement, including the Sublicense Agreement, the Three Party Agreement, the Non-Competition and Non-Solicitation Agreement and the Supply Agreement as executed by the parties concurrently herewith and as referenced in the Purchase Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto.
7.Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.
8.Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Sequenom and Purchaser agree not to export or re-export, directly or indirectly, any information, technical data, direct product(s) of such data, samples, products or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations.
9.No Implied Licenses. No right or license under any Intellectual Property of Sequenom or Purchaser is granted or shall be granted by implication, but shall be granted only as expressly provided in the terms of this Agreement.
10.Limitation of Liability for Indirect Damages. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 4, IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR MULTIPLE DAMAGES, OR FOR LOST PROFITS, LOST DATA OR LOSS OF USE DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE PARTIES’ INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 6.
11.Interpretation. All references in this Agreement to an Article or Section shall refer to an Article or Section in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.
12.Counterparts. This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
(Signature page follows)
Signature Page to License Agreement

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In Witness Whereof, the parties have executed this License Agreement as of the Effective Date set forth above.

Sequenom, Inc.	BioSciences Acquisition Company

By: /s/ Paul Maier        By:/s/ Robert G. Shepler

Name:	Paul Maier Name: Robert G. Shepler

Title:	Chief Financial Officer Title: President

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